Exhibit 99.1

Contacts:
GendeLLindheim BioCom Partners
Investors	Media
info@peregrineinc.com	Barbara Lindheim
(800) 987-8256	(212) 918-4650

PEREGRINE PHARMACEUTICALS REPORTS FINANCIAL RESULTS
FOR THIRD QUARTER FISCAL YEAR 2007

TUSTIN, Calif., March 12, 2007 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), a clinical stage biopharmaceutical company developing targeted therapeutics for the treatment of cancer and hepatitis C virus (HCV) infection, today announced financial results for the third quarter of fiscal year 2007 ended January 31, 2007. The company reported a consolidated net loss of $5,025,000 or $0.03 per basic and diluted share, compared to a consolidated net loss of $3,113,000 or $0.02 per basic and diluted share for the same prior year period. The increased net loss primarily reflects a decrease in revenues during the current quarter combined with a decrease in interest and other income that resulted from a large one-time payment received by Peregrine in the third quarter of fiscal year 2006.

“Avid built up a significant work-in-process inventory over the past quarter and was also engaged in providing manufacturing services for Peregrine’s clinical stage products,” noted Paul Lytle, chief financial officer of Peregrine. “As a result, we saw a temporary decrease in Avid revenues reported in the third quarter, but some of this decrease represents Avid revenue that has shifted into the current fourth quarter ending April 30, 2007. Based on production we have already completed, as well the anticipated near-term completion of in-process manufacturing services now underway, we believe our fourth quarter Avid revenues will be strong. We expect that total Avid revenues for this 2007 fiscal year will surpass the total we achieved in fiscal year 2006, and our current Avid revenue projections for fiscal 2008 look better yet.”

Total revenues for the current quarter were $363,000 compared to $1,528,000 for the comparable quarter last year and were primarily generated from services provided by Avid Bioservices, the company’s wholly owned contract manufacturing subsidiary.

Total costs and expenses were $5,643,000 in the third quarter of 2007 versus $6,010,000 in the same quarter in the prior year. The decrease in total expenses was primarily due to a decrease in the cost of goods expense reflecting lower contract manufacturing revenues at Avid, combined with a decrease of about 7% in SG&A expenses. These amounts were partly offset by a $613,000 increase in research and development expenses associated with the advancement of the company’s clinical and preclinical product candidates.

Interest and other income was $267,000 during the current quarter, compared to $1,381,000 in the prior year quarter In the third quarter of fiscal year 2006, the company received a one-time payment of approximately $1.2 million related to the collection of a note that had previously been deemed uncollectible. This payment was included in interest and other income in the third quarter of fiscal 2006. Excluding the collection of this note receivable, interest and other income increased in the current quarter compared to the prior year quarter, primarily reflecting interest earned on the company’s strengthened cash position combined with higher prevailing interest rates. At January 31, 2007, the company had $20,114,000 in cash and cash equivalents compared to $17,182,000 at fiscal year end April 30, 2006.

“We have made tremendous progress in our clinical programs during the first three quarters of fiscal year 2007, and the fourth quarter is shaping up to be a period of significant progress as well“ said Steven W. King, president and CEO of Peregrine. “In the third quarter we initiated and nearly completed, with 11 of the anticipated 12 evaluable patients enrolled, the first clinical trial of bavituximab in combination with major chemotherapy drugs to treat solid cancers. We expect enrollment to be fully completed in the coming weeks and we will provide an update on the trial at that time.”

“While moving bavituximab forward, we also advanced preparations to launch a Cotara® Phase ll clinical trial in glioblastoma patients in India. We have now completed necessary manufacturing and regulatory filings related to producing the final drug product in India and expect that we will be able to initiate the trial shortly. While the process required to obtain approval for Cotara manufacturing in India has been extensive, we believe these efforts will help us advance the Cotara program much faster than would otherwise have been possible. Our clinical investigators are eager to initiate the trial and have already begun to identify potential subjects. We believe enrollment in this trial should proceed at a good pace. In a complementary development, our U.S. Cotara trial sponsored by NABTT is now starting to benefit from a patient outreach campaign Peregrine initiated this quarter, and we have already seen an increased activity level in the trial.”

Mr. King continued, “Most importantly, last month we released positive initial results from our bavituximab Phase lb repeat dose trial in patients with HCV infection. Bavituximab appeared safe and well tolerated and showed encouraging signs of antiviral activity that appeared to be dose dependent. These were the two key objectives of the study and they were successfully achieved. We and our clinical investigators are pleased with these results, which lay the foundation for advancing bavituximab into the next set of HCV trials that we currently are finalizing. We intend to make more information about these plans public in the coming weeks.”

Mr. King concluded, “We are entering the home stretch of our fiscal year with excellent momentum in all our clinical programs. In addition, Peregrine has reported a number of other significant events since our last quarterly report. A product based on our targeted TNT technology was launched for lung cancer in China. Our European pharmaceutical partner initiated clinical trials with a novel TNT anti-cancer product licensed from Peregrine. We established our own subsidiary in China to increase our ability to leverage opportunities in this important new market and researchers affiliated with our company reported on a number of exciting preclinical developments that further strengthen our new drug pipeline. We believe this is an exciting time for the company and that our advancements should drive shareholder value as we move forward.”

Conference Call:
The company will host a conference call today, March 12, 2007 at 11:00am EDT/ 8:00am PDT to discuss its third quarter FY 2007 financial results.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.peregrineinc.com. The webcast will be archived on Peregrine’s website for approximately 30 days.

To listen to the call via telephone, please call the following number approximately 10 minutes prior to the scheduled time of the conference call: 1-800-860-2442. A telephonic replay of the conference call will be available through March 19, 2007 by calling (877) 344-7529, passcode 382933#.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and hepatitis C virus (HCV) infection. The company is pursuing five separate clinical trials in cancer and HCV infection in the U.S. and India with its lead product candidates bavituximab and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and bio-manufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the uncertainty of Avid achieving its anticipated revenues for the remainder of fiscal year 2007 and beyond, the risk that the company will encounter delays in one or more of its ongoing clinical trials, the risk that results from current or future clinical trials will not correlate to prior pre-clinical or clinical results . It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2006 and the quarterly report on Form 10-Q for the second fiscal quarter ended October 31, 2006. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

-Financial tables to follow-

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	JANUARY 31, 2007	APRIL 30, 2006
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$20,114,000	$17,182,000
Trade and other receivables	957,000	579,000
Inventories	2,871,000	885,000
Prepaid expenses and other current assets	1,325,000	1,466,000

Total current assets	25,267,000	20,112,000

PROPERTY:
Leasehold improvements	640,000	618,000
Laboratory equipment	3,488,000	3,444,000
Furniture, fixtures and office equipment	808,000	666,000

	4,936,000	4,728,000
Less accumulated depreciation and amortization	(3,091,000)	(2,822,000)

Property, net	1,845,000	1,906,000

Other assets	1,259,000	658,000

TOTAL ASSETS	$28,371,000	$22,676,000

-continued-

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

	JANUARY 31, 2007	APRIL 30, 2006
	Unaudited
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,439,000	$1,233,000
Accrued clinical trial site fees	319,000	170,000
Accrued legal and accounting fees	185,000	250,000
Accrued royalties and license fees	249,000	138,000
Accrued payroll and related costs	724,000	850,000
Notes payable, current portion	440,000	429,000
Capital lease obligation, current portion	16,000	15,000
Deferred revenue	2,202,000	563,000
Other current liabilities	480,000	836,000

Total current liabilities	6,054,000	4,484,000

Notes payable, less current portion	168,000	498,000
Capital lease obligation, less current portion	35,000	47,000
Deferred license revenue	8,000	21,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock-$.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	-	-
Common stock-$.001 par value; authorized 250,000,000 shares; outstanding - 196,112,201 and 179,382,191, respectively	196,000	179,000
Additional paid-in capital	224,326,000	204,546,000
Deferred stock compensation	-	(235,000)
Accumulated deficit	(202,416,000)	(186,864,000)

Total stockholders' equity	22,106,000	17,626,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,371,000	$22,676,000

-continued-

PEREGRINE PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	January 31, 2007	January 31, 2006	January 31, 2007	January 31, 2006
	Unaudited	Unaudited	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$347,000	$1,505,000	$1,381,000	$2,227,000
License revenue	16,000	23,000	87,000	65,000
Total revenues	363,000	1,528,000	1,468,000	2,292,000

COSTS AND EXPENSES:
Cost of contract manufacturing	223,000	1,088,000	1,247,000	1,820,000
Research and development	3,907,000	3,294,000	11,868,000	9,330,000
Selling, general and administrative	1,513,000	1,628,000	4,824,000	4,715,000

Total costs and expenses	5,643,000	6,010,000	17,939,000	15,865,000

LOSS FROM OPERATIONS	(5,280,000)	(4,482,000)	(16,471,000)	(13,573,000)

OTHER INCOME (EXPENSE):
Interest and other income	267,000	1,381,000	955,000	1,585,000
Interest and other expense	(12,000)	(12,000)	(36,000)	(35,000)

NET LOSS	$(5,025,000)	$(3,113,000)	$(15,552,000)	$(12,023,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	195,299,586	171,355,523	191,067,145	165,772,373

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.03)	$(0.02)	$(0.08)	$(0.07)

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